Exhibit 99.1

Contact:	Ina Cu Investor Relations 650-266-3200
CELL GENESYS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
SOUTH SAN FRANCISCO, CA, November 2, 2005 — Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $27.3 million, or $0.60 per share for the quarter ended September 30, 2005. This compares with a net loss of $24.0 million, or $0.54 per share, for the same quarter in 2004. The increase in net loss in the current quarter compared to the third quarter of 2004 can be attributed to increased operating losses, resulting in part from greater expenditures on our GVAX® vaccine for prostate cancer program. Cell Genesys ended the quarter with approximately $102.4 million in cash, cash equivalents and short-term investments. In addition, Cell Genesys held approximately 6.0 million shares of its former subsidiary, Abgenix, Inc., which had a market value of approximately $76.1 million as of September 30, 2005.
Revenues for the quarter ended September 30, 2005 were less than $0.1 million compared with revenues of $3.2 million for the comparable period in 2004. The timing of revenue payments from licensing arrangements vary from quarter to quarter. The company’s research and development costs for the quarter ended September 30, 2005 were $23.3 million compared with $21.7 million for the comparable period in 2004. The increase in 2005 compared to 2004 is primarily attributed to the company’s expanding clinical trials and other product development activities in both its GVAX® cancer vaccines and oncolytic virus therapy programs.
“The third quarter was highlighted by the initiation of our second Phase 3 trial of GVAX® vaccine for prostate cancer, the company’s lead product development program,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are pleased to have achieved the major milestones we have set for our business thus far in 2005, and look forward to continued progress in our key product development programs in the months ahead.”
Third Quarter 2005 and Other Recent Highlights:
•	Initiated a second multicenter Phase 3 clinical trial of GVAX® vaccine for prostate cancer in patients with metastatic hormone-refractory prostate cancer. This trial, referred to as VITAL-2, will compare GVAX® vaccine for prostate cancer plus Taxotere® (docetaxel) chemotherapy to Taxotere® plus prednisone with respect to survival benefit in patients who have symptomatic metastatic hormone-refractory prostate cancer. The trial is expected to enroll approximately 600 patients at approximately 100 medical centers across North America and Europe and is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA). The company’s first Phase 3 trial, VITAL-1, was initiated in July 2004 and is also being conducted under an SPA. The VITAL-1 trial is expected to enroll approximately 600 patients who have asymptomatic metastatic hormone-refractory prostate cancer and will compare GVAX® vaccine for prostate cancer to Taxotere® plus prednisone with respect to survival benefit.

•	Confirmed that new clinical data from both its GVAX® vaccine for pancreatic cancer and GVAX® vaccine for leukemia programs will be presented at two upcoming medical conferences later this year. Initial results from a Phase 2 trial of GVAX® vaccine for pancreatic cancer will be presented at the AACR-NCI-EORTC meeting in Philadelphia, PA on November 17, 2005. In addition, initial results from a Phase 2 trial of GVAX® vaccine for leukemia in patients with chronic myelogenous leukemia (CML) will be presented at the American Society of Hematology (ASH) meeting in Atlanta, GA on December 12, 2005.

•	Confirmed that the company’s former subsidiary, Ceregene, initiated a Phase 1 clinical trial for CERE-120 to treat Parkinson’s disease, its second product candidate for neurodegenerative disorders to enter clinical development. CERE-120 is a novel gene therapy product that delivers neurturin, a protein that maintains survival of dopamine-producing nerve cells which degenerate in Parkinson’s disease patients. Ceregene also announced that it had completed enrollment in a Phase 1 study of CERE-110, a gene therapy product that delivers nerve growth factor to treat patients with Alzheimer’s disease.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms - GVAX® cancer vaccines and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX® vaccine for prostate cancer, Phase 2 trials of GVAX® vaccines for leukemia and pancreatic cancer, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer and potentially other types of cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries — Abgenix, Inc., an antibody products company, and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Cell Genesys will host its quarterly conference call to discuss events that occurred during the third quarter of 2005 at 8:30 a.m. PDT on November 3, 2005. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for approximately 72 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 72 hours following the call. Please refer to access number 798445.
Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, financial results, timing and results of clinical trials and preclinical programs, and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional funding. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
- FINANCIAL CHARTS TO FOLLOW -

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three months ended		Nine months ended
(unaudited, in thousands except per share data)	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$71	$3,228	$4,499	$8,274

Operating expenses:
Research and development	23,333	21,686	71,375	68,427
General and administrative	3,648	3,772	11,356	14,436
Restructuring charges	744	—	1,597	—

Total operating expenses	27,725	25,458	84,328	82,863

Loss from operations	(27,654)	(22,230)	(79,829)	(74,589)

Gain on sale of Abgenix, Inc. common stock	6,293	180	6,293	12,160
Interest and other income	778	341	2,310	1,891
Interest expense	(2,634)	(2,253)	(8,044)	(6,704)

Loss before income taxes	(23,217)	23,962)	(79,270)	(67,242)
Income tax provision	(4,051)	(87)	(4,725)	(3,745)

Net loss	$(27,268)	$(24,049)	$(83,995)	$(70,987)

Basic and diluted net loss per common share	$(0.60)	$(0.54)	$(1.85)	$(1.64)

Weighted average shares of common stock outstanding — basic and diluted	45,499	44,805	45,395	43,253

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	September 30,	December 31,
	2005	2004
	(unaudited)	(note 1)
Cash, cash equivalents and short-term investments, including restricted cash	$102,361	$174,971
Investment in Abgenix, Inc. common stock	76,143	68,503
Prepaid expenses and other current assets	2,868	1,184
Assets held for sale	3,200	—
Property and equipment, net	145,639	159,663
Noncurrent deferred tax assets	28,463	25,177
Deposits and other assets	5,000	5,641

Total assets	$363,674	$435,139

Deferred revenue	$—	$2,031
Other current liabilities	15,889	20,761
Accrued income taxes	31,878	29,954
Deferred tax liabilities	28,463	25,177
Other long-term liabilities	1,963	—
Noncurrent portion of facility lease obligation	50,207	51,013
Convertible senior notes	145,000	145,000
Redeemable convertible preferred stock	—	1,897
Stockholders’ equity	90,274	159,306

Total liabilities and stockholders’ equity	$363,674	$435,139

Note 1. Derived from audited financial statements.